Exhibit 10.39

AGREEMENT

This Agreement, made and effective this 6th day of September 2006, by and between GRAND SIERRA OPERATING CORP., a Nevada corporation (“Grand Sierra”) and DOTRONIX, INC., a Minnesota corporation (“Dotronix”).

WITNESSETH, Whereas Grand Sierra is developing hotel condominium units at the Grand Sierra Resort in Reno, Nevada, and desires to obtain the services of Dotronix in assisting with the marketing of such condominium units; and

FURTHER WHEREAS Dotronix desires to assist Grand Sierra with such marketing efforts on the terms and conditions contained in this Agreement.

NOW, THEREFORE, for valuable consideration and upon the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.

For the services required by Dotronix on behalf of Grand Sierra and set forth in this Agreement, Grand Sierra shall pay Dotronix monthly a fee of Fifteen Thousand Dollars ($15,000.00), with the initial monthly payment due upon the execution of the parties to this Agreement, and each following monthly payment shall be made on or before the same day of each succeeding month that this Agreement is in effect.

2.

Dotronix shall assist Grand Sierra with the marketing of such condominium units by obtaining the services of certain registered real estate brokers to sell such condominium units to residential, business or investment consumers.

3.

Any sales of such condominium units by registered brokers obtained by Dotronix shall be made on a non-exclusive basis insofar as the offering of such units is concerned, meaning that no one or more of such condominium units will be reserved by Grand Sierra for a purchaser unless and until the purchaser has entered into the standard Grand Sierra purchase agreement and made the required down payment for each condominium unit from Grand Sierra.

4.

Sales of Condominium units shall be limited to Grand Sierra’s available inventory at the time of sale, and prior to any sale Grand Sierra must have confirmed that any such condominium unit is available for sale.

5.	The purchase price for the condominium units shall be set forth for each unit on the attached Appendix A.
6.

Grand Sierra shall be permitted to market any of such condominium units directly or through any other agent not obtained by Dotronix, and in any area where Dotronix is assisting with marketing under the terms of this agreement.

7.

All sales of such condominium units shall be conducted and executed by purchasers and registered brokers using the most current form Purchase and Sales Agreement, Unit Maintenance Agreement, and any other Grand Sierra sales-related documents required by Grand Sierra. Additionally, any registered real estate broker, or agent thereof, making a condominium unit sale shall provide each purchaser with a copy of Grand Sierra’s most recent Public Offering Statement on the day any such purchaser executes the sales documents. All sales documents and such Public Offering Statement are subject to change by Grand Sierra. Current sales documents shall be provided by Grand Sierra upon request.

8.

Any licensed or registered real estate broker, or agent thereof, involved in conducting sale efforts on behalf of Grand Sierra shall at all times represent the Grand Sierra project to all third parties, including but not limited to Purchasers and Potential Purchasers, in a manner consistent with Grand Sierra’s “Certification of Real Estate Agent Regarding Representations Made To Prospective Purchasers”. Any such broker or agent thereof who has had contact with any Purchaser prior to the sale of a condominium unit shall execute such Agent’s Certificate and include it with the sales documents executed by the purchaser of the unit.

9.

A commission, based as a percentage of the purchase of any condominium unit, shall be paid to the licensed/registered real estate broker making the sale at the standard rate being paid by Grand Sierra. Such commission shall not be due and payable if the purchase is not consummated at the closing by the purchaser, for any reason. In the event any Purchase and Sales Agreement is terminated and any earnest money or similar deposit is retained by Grand Sierra as damages, the real estate broker and/or agent thereof involved in the terminated sale shall not be entitled to any amount of such damages.

10.	Upon the procurement of any interested purchaser, the involved licensed broker or agent thereof shall proceed with the purchaser as follows:
a.	Identify the potential purchaser to Grand Sierra;
b.	Indicate the actual condominium unit the purchaser is interested in and request from Grand Sierra confirmation the unit is available for sale;
c.

after receiving the confirmation from Grand Sierra that a unit is available, obtaining the earnest money for the unit(s) from the purchaser along with the sales documents which have been executed by the purchaser, and forwarding or delivering such earnest money and sales documents to Grand Sierra.

Grand Sierra shall not sell any unit to a purchaser first identified to Grand Sierra as set forth in this section 10.

11.

Grand Sierra shall cooperate and supply all marketing materials for the condominium project to brokers or their agents selling units, and to permit their use in connection with sales to prospective purchasers. None of these documents shall be changed or modified in any manner without the express written consent of Grand Sierra.

12.

Any real estate brokers or agents or their agents obtained by Dotronix incident to this Agreement shall comply in all respects with all applicable laws in the marketing, offering or sale of such condominium units. This Agreement shall be governed in all respects by the laws of Nevada and, where applicable, the laws of the United States. No amendment or modification or cancellation or withdrawal of this Agreement shall be valid or binding unless consented to in writing by both parties hereto. This Agreement shall be binding upon any successors or assigns of the parties hereto, provided that neither party may assign any rights or obligations hereunder except upon written consent of the other party.

13.

Termination – This Agreement shall automatically terminate at the end of any month in which on a cumulative basis starting with September 2006 the efforts of Dotronix has not resulted in the sale of 1.5 hotel condominium units (for example, 3 unites sold in September and 0 units in October would be equivalent to 1.5 units per month), provided that either party hereto shall have the right to terminate this Agreement upon 60 days written notice to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

GRAND SIERRA OPERATING CORP.			DOTRONIX, INC.
By:	/s/ Thomas Schrade	By:	Russell Mitchell
Its:	President	Its:	Chief Executive Officer